Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(Nasdaq: DESC)

Contact:

At the Company:

John Glidden

(203) 678-2355

DISTRIBUTED ENERGY POSTS SHARPLY HIGHER 1st QUARTER REVENUES

Company to Host Investor Conference Call Thursday, May 5th at 11:00AM (EDT)

WALLINGFORD, CT, May 4, 2005 – Distributed Energy Systems Corp. (NASDAQ: DESC) reported today that its 2005 first quarter revenues rose to $9.54 million, compared with $1.95 million during the first three months of 2004.

The company said the increase in revenues reflects strong performances from its Northern Power and Proton Energy units. These subsidiaries provide today’s industrial infrastructure with products and services to enable better control over the supply and cost of power, as well as greater efficiency and reliability.

For the quarter ended March 31, 2005, Distributed Energy Systems narrowed its net loss to $4,712,000, or $0.13 per share, from $6,753,000, or $0.19 per share, in the comparable 2004 period. In addition to the higher revenues at both Northern Power and Proton Energy, the improvement reflects higher gross margins, reductions in internal R&D costs, and lower general and administrative expenses.

Cash and marketable securities as of March 31, 2005 were $49.8 million compared to $59.1 million as of December 31, 2004. The reduction was $9.3 million of which approximately $5.2 million was used to fund working capital requirements. These working capital requirements are primarily related to the timing of cost incurred and billings for the growing project business at Northern Power. The company defines working capital as current assets minus current liabilities excluding cash and marketable securities.

“We began the year with a solid order backlog, and our first quarter revenues ran slightly ahead of expectations,” commented Chip Schroeder, Distributed Energy Systems’ president and CEO. “The current pace of business suggests a continuation of the positive trends we’ve been experiencing, as industrial, commercial and power generation businesses increasingly look for more cost-effective ways to address their energy supply, reliability and efficiency needs.”

Mr. Schroeder also noted that revenue growth of its on-site hydrogen generation products should begin to be aided later in the year by the marketing relationship, announced earlier this week, through which Proton Energy’s HOGEN® on-site hydrogen generating systems will be sold through Airgas, one of the largest U.S. distributors of industrial, medical and specialty gases.

Highlights:

Distributed Energy Systems also noted several other major developments for the quarter, including:

•	A three-year $5-10 million master implementation contract with the New York Power Authority for Northern Power to design, engineer and install distributed generation projects.

•	A $1.2 million contract with the University of Nevada, Las Vegas Research Foundation for Proton Energy to develop a solar-powered hydrogen fueling station.

•	A $3.1 million United States Postal Service project for Northern Power to provide, through Honeywell, an advanced on-site combined heat and power system for the USPS facility in San Diego.

•	A joint Northern Power/Proton Energy project to engineer and install an advanced hydrogen fueling station in Vermont.

In addition, in an article published in March, Power Engineering, a leading electric utility industry publication, discussed the efficiencies and cost savings from using the HOGEN® Proton Exchange Membrane system for on-site hydrogen generation in power plants. The topic was also the focus of a paper presented by Proton Energy in April at the ASME 2005 Electric Power Conference in Chicago.

“Going forward,” Mr. Schroeder said, “Distributed Energy Systems is committed to implementing our business strategy – this year and into the future – in ways which benefit from our intellectual capital, and financial, technological and management resources. We believe this company can and will be among the first to capitalize on and profit from the significant opportunities we see in serving the new energy marketplace.”

Conference Call:

The Company will host a conference call tomorrow, Thursday, May 5, 2005 at 11:00 a.m. ET to discuss first quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (800) 901-5231, pass code 14410289, or for international calls (617) 786-2961. A replay will be available through May 19, 2005 by dialing (888) 286-8010, pass code 15814103 or on the company’s Web site. A slide presentation and the call will also be broadcast live over the Internet, and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems ( www.protonenergy.com) and Northern Power Systems (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and marketing arrangements and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, complete development of our products, failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-K for the year ended December 31, 2004, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Highlights

(Unaudited)

Income Statement Data:

	Quarter Ended March 31,
	2005	2004
Net revenue	$9,536,000	$1,954,000
Net cost of sales	8,842,000	2,176,000
Research and development	1,340,000	1,926,000
General and administrative	4,205,000	4,809,000

Loss from operations	(4,851,000)	(6,957,000)
Interest income, net and other	139,000	204,000

Net loss	$(4,712,000)	$(6,753,000)

Loss per share, basic and diluted	$(0.13)	$(0.19)

Weighted average shares outstanding	35,722,794	35,373,541

Balance Sheet Data:

	March 31, 2005	December 31, 2004
Cash and marketable securities	$49,782,000	$59,135,000
Deferred costs	3,450,000	3,731,000
Total assets	117,527,000	124,571,000
Deferred revenue	4,067,000	4,302,000
Total current liabilities	13,854,000	16,308,000
Total long-term liabilities	8,714,000	8,829,000
Total stockholders’ equity	94,959,000	99,434,000
Total liabilities and stockholders’ equity	117,527,000	124,571,000

SOURCE: Distributed Energy Systems Corp.